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                                                                    Exhibit 10.6




                 COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS
                           AMENDED AS OF JUNE 30, 2005

      The Compensation Committee (the "Committee") of the Board of Directors of OSI Pharmaceuticals, Inc. ("OSI" or the "Company") approved the 2005 annual base salaries and 2004 cash bonuses for OSI's executive officers including the Company's named executive officers (as that term is defined in Item 402 of Regulation S-K) as set forth in OSI's proxy statement dated February 2, 2005. The following table sets forth the annual base salary levels of such officers for 2005 as compared to 2004 as well as the 2004 cash bonuses for each such officer:

         NAME AND POSITION                    2004 BASE        2005 BASE       2004 BONUS
                                               SALARY           SALARY
-----------------------------------           ---------        ---------       ----------
Colin Goddard, Ph.D                           $550,000         $600,000         $400,000
Chief Executive Officer

Gabriel Leung                                 $361,000         $400,000         $145,000
Executive Vice President and
President, (OSI) Oncology

Anker Lundemose, M.D., Ph.D.,           (pound)150,000   (pound)175,000    (pound)60,000
D.Sc.(1)
Executive Vice President and
President, (OSI) Prosidion

Robert Simon(2)                               $280,000         $335,000         $100,000
Executive Vice President,
Pharmaceutical Development and
Technical Operations

Michael G. Atieh                                   n/a         $410,000              n/a
Executive Vice President and Chief
Financial Officer

Barbara A. Wood                               $277,000         $287,000         $ 90,000
Vice President, General Counsel and
Secretary

(1) During fiscal 2004, Dr. Lundemose received an additional bonus of (pound)94,000 related to the identification and successful acquisition by Prosidion Limited, OSI's wholly-owned subsidiary, of certain assets from Probiodrug AG as per his Employment Agreement.

(2) During 2004, Mr. Simon agreed to relocate from Boulder, Colorado to the Company's headquarters in Melville, New York. In connection with his relocation, the Company agreed to a relocation package and the forgiveness of a $100,000 loan assumed by the Company as part of its 2001 acquisition of Gilead Sciences Inc.'s oncology business. The total amount of relocation costs reimbursed in 2004 were $251,423 including the forgiveness of the loan. The Company anticipates additional payments of relocation costs in fiscal 2005.

Bonuses

      The Committee's policy of awarding annual bonuses is designed to specifically relate executive pay to Company and individual performance. All Company employees, including the executive officers, are assigned a grade level, and each grade level is assigned a bonus target, a percentage of which is tied to Company performance and a percentage of which is tied to individual performance. With respect to executive officers, the percentage tied to the Company
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performance is weighted more heavily than the individual performance. For example, in the case of a bonus for an executive officer with a grade level of 11, 25% of the bonus is based on individual performance and 75% of the bonus is based upon Company performance. With regard to each of the two components (Company performance and individual performance), an employee can earn a range around the target level (100%). The range for the Company performance component is 0% to 150% and the percentage is recommended by the CEO each year and approved by the Committee. The range for the individual performance component is also 0% to 150% and is based upon individual performance. Individual performance is measured in accordance with the Company's employee performance management procedures, and the percentage is recommended by the CEO for the executive officers and approved by the Committee. For purposes of compensation decisions for 2004, the Committee measured the Company's performance and that of each executive officer in fiscal year 2004 against goals established by the executive officers and ratified by the Committee under the Company's Annual Business Plan prior to the start of the fiscal year. For 2004, the Committee awarded the respective executive officers' discretionary bonuses in accordance with the foregoing process. For 2004, the Company performance component was set at 150%.

      The bonus targets for the executive officers are either set in accordance with their employment agreements or are based upon their respective grade levels, the latter of which are currently under review for 2005.

Stock Option Grants

      Executive officers are eligible for awards of stock options or shares of stock pursuant to the Company's Amended and Restated Stock Incentive Plan. Such awards are made at the discretion of the Committee.

      Annual stock option grants for executive officers are a key element of the executive officer's total compensation. As for all Company employees, the stock option grants made annually to the executive officers are made in accordance with the Company's formula-based policy for granting options. According to the formula, each grade level is assigned a grant multiple. The number of options granted to an executive officer is determined by multiplying the executive officer's salary by the grant multiple and then dividing the product by a stock price which is determined by the CEO and ratified by the Committee and is typically a 3-6 month trailing average. In 2004, the CEO recommended stock option grants for the executive officers based upon the foregoing criteria, and the Committee reviewed and approved the grants.

      Perquisites

      The only perquisite granted to executive officers which is not available to other employees relates to the use of automobiles and is in the form of either the payment of a car lease or, in lieu thereof, a monthly cash payment. Currently, Mr. Atieh is the only executive officer who does not receive the perquisites.



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